Exhibit 99.1

Advanced Semiconductor Engineering, Inc.
2010 Employee Stock Option Plan
(Translation of Chinese)

1. Purpose

The 2010 Employee Stock Option Plan (the “Plan”) of Advanced Semiconductor Engineering, Inc. (the “Company”) is made for the purposes of attracting professionals needed by the Company, encouraging employees, increasing employees' recognition of the Company and creating more profits for the Company and its shareholders. The Plan is made in compliance with article 28-3 of the Securities and Exchange Law, the Guidelines for Handling Issuance and Offer of Securities by Issuers issued by the Financial Supervisory Commission, Executive Yuan, and relevant laws and regulations.

2. Issue Period

Within one (1) year from the date on which the report of the Plan is filed with the competent authority becomes effective (the "Effective Date"), the Company may, depending actual needs, issue the options covered herein (the "Options") in one or more tranches. The actual issue date(s) will be determined by the Chairman of the Board of Directors of the Company (the "Chairman").

3. Qualifications of Employees

The Plan applies only to full-time employees of the Company or its domestic or foreign subsidiaries. The Chairman shall nominate and submit to the Board of Directors for approval the employees who are entitled to Options and the number of the Options to be granted to him/her based on his/her seniority, ranking, performance, over-all contribution, special achievement, etc.

The term "Subsidiaries" in sub-paragraph 1 of this Paragraph refers to the companies in which more than fifty percent (50%) of their total number of outstanding voting shares are directly or indirectly held by the Company in accordance with Statement No. 5 of the Financial Accounting Standards.

The total number of Options granted to any employee in any tranche shall not exceed ten percent (10%) of the total number of Options issued in that tranche. The total number of shares subscribed by each employee by way of exercising Options granted to him/her within each fiscal year shall not exceed one percent (1%) of the total issued and outstanding common shares of the Company at the end of each such fiscal year.

4. Total Number of Options to be Granted

The total number of Options to be issued under the Plan shall be two hundred million (200,000,000). Each Option is entitled to subscribe one (1) new common share of the Company. The total number of new common shares of the Company to be reserved for the Options shall be two hundred million (200,000,000) shares.

5. Terms and Conditions

(1) Exercise Price

The exercise price of the Options shall be at least no less than the closing price of the Company's common shares on the date that the Options are issued and Chairman is authorized with full power to determine the exercise price per unit of option.

(2) Vesting Schedule

The Options will expire at the end of the tenth year from the issue date (the "Expiry Date"). The Options may not be transferred, except by inheritance. If the employee or his/her inheritor is unable to exercise the Options before the Expiry Date, such Options shall elapse and be cancelled.

The Options shall become exercisable from the date two (2) years after the issue date thereof (the "Waiting Period"), and the percentage of exercisable Options in different time periods are set forth below.

Numbers of Years after the Issue Date	Accumulated Percentage of Options Exercisable
2 years	40%
2.5 years	50%
3 years	60%
3.5 years	70%
4 years	80%
4.5 years	90%
5 years	100%

(3) The Company shall have the right to revoke and cancel any Option, which is not exercisable, granted to an employee if he/she has any material misconducts by way of violating the employment contract or codes of the Company or any significantly poor performance.

(4) Type of Shares Underlying the Options

The underlying shares of the Options should be the common share of the Company.

(5) Termination of Employment

If an employee's employment is terminated, he/she shall exercise options in accordance with the following provisions:

a. Voluntary Resignation, Lay-off and Unemployment

Exercisable Options can be still exercised within three (3) months after the termination of employment relationship. Unexercised Options shall be cancelled immediately on the termination date.

b. Retirement

Except being subject to the Waiting Period, Options can be exercised without following Paragraph 5(2) above.

c. On Leave Without Pay

In case the employee is approved to be on leave without pay, exercisable Options can be exercised within three (3) months from the effective date of the leave. If Options are not exercised within such three-month period, the Options cannot be exercised until the employee's reinstatement. With respect to non-exercisable Options, the calculation of years and percentages as set forth in Paragraph 5(2) above shall suspend during the period of leave and shall be resumed after the employee's reinstatement, subject to the ten-year period set forth in Paragraph 5(2) above.

d. Death

If the employee's employment with the Company or its subsidiaries is terminated by reason of death, the employee's heir(s) shall have the right to exercise the Options having been granted to the said employee. Except being subject to the Waiting Period, all such Options are exercisable, regardless of the schedule set forth in Paragraph 5(2) above.

e. Death or Disability Caused by Injury in Work

(a) Except being subject to the Waiting Period, all Options are exercisable upon the unemployment of the employee due to any disability caused by injury in work, regardless of the schedule set forth in Paragraph 5(2) above.

(b) Except being subject to the Waiting Period, all Options are exercisable by the heir(s) upon the death of the employee caused by injury in work, regardless of the schedule set forth in Paragraph 5(2) above.

f. Transfer to Affiliates

In case the employee is transferred to an affiliate of the Company due to business requirements, the rights and obligations of the Options having been granted to such employee shall not be affected by such transfer.

g. If the employee or his/her heir(s) fail to exercise the Options within the periods set forth above, the unexercised Options shall expire and become invalid.

(6) Elapsed Stock Options

Any Option that elapses shall be cancelled.

6. Underlying Shares

The Company will issue new common shares as the underlying shares.

7. Adjustments of the Exercise Price

(1) The exercise price of the Options shall be subject to adjustment in accordance with the following formula (to the nearest NT$0.1 with NT$0.05 being rounded up to the next NT$0.1) upon any changes in Company's paid-in capital resulting from capitalization of retained earnings or capital reserves:

NEP = OEP x [N] / [N + n]

Where NEP = New Exercise Price, the exercise price after adjustment

OEP = Old Exercise Price, the exercise price before adjustment

N = the number of outstanding common shares (not including outstanding convertible bonds, and deducting the number of treasury stocks yet to be transferred or cancelled)

n = the number of new common shares

(2) The exercise price of the Options shall be subject to adjustment in accordance with the following formula (to the nearest NT$0.1 with NT$0.05 being rounded up to the next NT$0.1) upon any decrease in Company's common shares resulting from the capital reduction (except for those in connection with the cancellation of treasury stocks):

NEP = OEP x [N of pre-capital reduction] / [N of post-capital reduction]

Where NEP = New Exercise Price, the exercise price after adjustment

OEP = Old Exercise Price, the exercise price before adjustment

N = the number of outstanding common shares (not including outstanding convertible bonds, and deducting the number of treasury stocks yet to be transferred or cancelled)

Nevertheless, the exercise price will not be adjusted in case of issue of new common shares due to mergers or acquisitions of shares of other companies.

8. Procedures for Exercising Options

(1) Except during a period in which the Company's shareholders' registry is closed as required by relevant laws and regulations and three (3) business days prior to the record date as announced by the Company to close Company's shareholders' registry for distribution of free stock dividends, distribution of cash dividends or subscription for new shares in rights issue, employees may exercise the Options in accordance with the schedule set forth in Paragraph 5(2) above by submitting a written notice (the "Exercise Notice") to the Company.

(2) The Company shall inform the employee to make payments for the exercised Options to a designated bank upon the receipt of the Exercise Notice. The Exercise Notice shall not be withdrawn once the payment has been made.

(3) The Company shall, upon confirmation of payment(s), instruct its stock affairs agent to register the employee and the number of shares subscribed by him/her by way of exercise of the Options onto the Company's shareholders' registry and shall, within five (5) business days, issue common shares to such employee through central depositary clearance system.

(4) The common shares are tradable on the Taiwan Stock Exchange upon delivery to the employee.

(5) The Company will register change of capital for exercised options with the competent authority in fifteen (15) days following the end of each quarter.

9. Rights and Obligations after Exercising Options

Common shares delivered after exercising the Options shall have the same rights, obligations and privileges as holders of common shares of the Company.

10. Confidentiality

Unless otherwise requested by the competent authorities or laws and regulations, employees shall keep confidential the information relating to the Options or its content. In case of violation of the confidentiality liability, the Company may act in accordance with Paragraph 5(3) above.

11. Implementation Rules

The Company will notify the employee under separate cover with regard to the number of Options granted to him/her and procedures related to exercises of Options and payments thereof.

12. Miscellaneous

(1) The Plan, and its amendments, shall be executed upon obtaining approval from the Company's Board of Directors and the effective registration with the competent authority.

(2) Any other matter not set forth in the Plan shall be dealt with in accordance with the applicable laws and regulations.